Camber Energy, Inc. 8-K

Exhibit 99.1

Camber Energy Announces Execution of Standstill Agreement with International Bank of Commerce

August 7, 2018

SAN ANTONIO, TX / ACCESSWIRE / August 7, 2018 / Camber Energy, Inc. (NYSE American: CEI) (the “Company” or “Camber”), based in San Antonio, Texas, a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids, announced the execution of an Agreement in Connection with the Loan with International Bank Of Commerce (“IBC”) effective August 1, 2018. Pursuant to the agreement, IBC agreed to a standstill under its loan with the Company (which has a balance of $36.9 million) and gave its consent to the Company’s planned disposition of a substantial portion of its assets in exchange for the buyer's assumption of all of Camber's senior debt with IBC, as previously disclosed (the “Standstill Agreement”).

Under the Standstill Agreement, the Company will pay interest on the loan for June and July as well as IBC’s legal fees associated with the Loan and the Standstill Agreement. The Company will also pledge to IBC 87.5% of its assets in Okfuskee County, Oklahoma. Additionally, the Company will have until September 30, 2018 to close its transaction with N& B Energy, LLC (“N&B”), the Company associated with Camber’s former CEO and Director, Richard N. Azar, II, and another former director, Donnie B Seay, both guarantors under the IBC Loan, unless extended due to regulatory requirements or the mutual agreement of all parties. In the event that the closing of the N&B acquisition does not occur, the Company can transfer the assets to IBC or its designee under substantially similar terms and conditions.

Also on August 3, 2018, the Company and N&B entered into a First Amendment to Asset Purchase Agreement (the “First Amendment”), which amended the terms of the July 12, 2018 Asset Purchase Agreement (the “Sale Agreement”) to (a) modify, clarify and replace certain of the exhibits to the original Sale Agreement, including the terms of the overriding royalty interests and production payment agreed to be granted to the Company as part of such Sale Agreement; (b) amend the Sale Agreement to remove the requirement that the Company obtain shareholder approval prior to the closing of such Sale Agreement; and (c) include a deadline of August 31, 2018 for the completion of N&B Energy’s due diligence under the Sale Agreement.

In the event the transaction closes or the Company transfers its assets to IBC, the Company will retain its assets in Glasscock County and Hutchinson Counties, Texas and will also retain a 12.5% production payment (subject to a maximum of $2.5 million) and a 3% overriding royalty interest in its existing Okfuskee County, Oklahoma asset. In addition, Camber will be retaining an overriding royalty interest on certain undeveloped leasehold interests. Camber is also continuing to evaluate additional acquisition opportunities which will further enhance the Company's growth plans, funding permitting.

Additionally, if the transaction closes or the Company transfers its assets to IBC, the Company will be granted a novation from the obligation to pay the debt owed to IBC, which will significantly enhance the Company's balance sheet and cash flow by eliminating all future debt service payments.

The Company has determined that under Nevada law, it is not required to seek shareholder approval for the transaction.

The Interim CEO of Camber, Louis G. Schott, noted, “The Company hopes to close the transaction by the middle of September 2018, allowing Camber to significantly improve its balance sheet and position itself towards regaining compliance with the continued listing standards of the NYSE American.”

Mr. Schott continued, “This should also position the Company for future growth through acquisition and development opportunities.”

About Camber Energy, Inc.

Based in San Antonio, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Hunton formation in Central Oklahoma in addition to anticipated project development in the Texas Panhandle. For more information, please visit the Company's website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinions, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Camber to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks associated with the conditions to closing required to be met to obtain all but the initial $11 million due pursuant to the terms of the Stock Purchase Agreement; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Camber's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

SOURCE: Camber Energy, Inc.

Released August 7, 2018